Exhibit 4.2
 DESCRIPTION OF SECURITIES

Capitalized terms used herein but not defined herein have the meanings set forth in the Annual Report on Form 10-K to which this Exhibit is attached.

The following description is based on relevant portions of the Delaware Statutory Trust Act (the “DSTA”) and on the Declaration of Trust and Bylaws Carlyle Secured Lending III. This summary possesses the provisions deemed to be material, but is not necessarily complete.

General

Shares of Beneficial Interest

The terms of our Declaration of Trust authorize an unlimited number of shares of beneficial interests, par value $0.001 per share, which may be issued in different classes and/or series, including Preferred Shares. We refer to shares of beneficial interests that are not designated by the Board of Trustees as Preferred Shares as “Common Shares” or “Shares.” There are no outstanding options or warrants to purchase our shares. No shares have been authorized for issuance under any equity compensation plans. Under our Declaration of Trust, our shareholders generally are not personally liable for our debts or obligations, and shareholders have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under Delaware General Corporation Law.

Common Shares

Under the terms of our Declaration of Trust, shareholders are entitled to one vote for each whole Share held and a proportionate fractional vote for each fractional Share held on all matters on which they are entitled to vote and do not have cumulative voting rights. In the event that we are required to hold an election of the Trustees, subject to the rights of any outstanding Preferred Shares, our Trustees will be elected by a plurality of votes cast by shareholders entitled to vote in such election at a meeting at which a quorum is present. With respect to all other matters, subject to any provision of applicable law, our Declaration of Trust or a resolution of the Trustees specifying a greater or a lesser vote requirement for the transaction of any item of business at any meeting of shareholders, (i) the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter at a meeting duly called and at which a quorum is present shall be the act of the shareholders with respect to such matter, and (ii) where a separate vote of one or more classes or series of shares is required on any matter, the affirmative vote of a majority of the shares of such class or series of shares present in person or represented by proxy at a meeting duly called at which a quorum is present shall be the act of the shareholders of such class or series with respect to such matter.

Holders of Shares are entitled to receive proportionately any dividends declared by the Board of Trustees, subject to any preferential dividend rights of outstanding Preferred Shares. Upon our liquidation, dissolution or winding up, the shareholders will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Shares. Shareholders have no redemption or preemptive rights. The rights, preferences and privileges of shareholders are subject to the rights of the holders of any series of Preferred Shares that we may designate and issue in the future.

There is currently no market for the Shares, and there can be no assurance that a market for the Shares will develop in the future.

Preferred Shares

Under the terms of our Declaration of Trust, our Board of Trustees is authorized to issue Preferred Shares in one or more series without shareholder approval. Prior to the issuance of Preferred Shares of each series, our Board of Trustees is required by the Declaration of Trust to set the terms, rights, preferences, privileges, limitations and restrictions for each series. The Investment Company Act limits our flexibility as certain rights and preferences of the Preferred Shares require, among other things: (i) immediately after issuance and before any distribution is made with respect to Shares, we must meet a coverage ratio of total assets to total senior securities, which include all of our borrowings and, if any are issued, Preferred Shares, of at least 150%; and (ii) the holders of Preferred Shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if and for so long as dividends on the Preferred Shares are unpaid in an amount equal to two full years of dividends on the Preferred Shares.

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Transfer and Resale Restrictions

Prior to a Liquidity Event, shareholders may not Transfer any Shares unless (i) the Company provides consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effected except by registration of the Transfer on the Company’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder of the Company.

Power of Attorney
Pursuant to the subscription agreement, each shareholder and each person who acquires Shares from a shareholder grants to the Company a power of attorney to, among other things, execute and file documents required for our qualification or continuance.

Certain Provisions of the DSTA and Our Declaration of Trust and Bylaws

Organization and Duration

On February 8, 2021, we were formed as a statutory trust under the laws of the state of Delaware. We will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, we are permitted to engage in any lawful act or activity and to exercise any powers permitted to a statutory trust organized under the DSTA as now or hereafter in force, including conducting, operating and carrying on the business of a business development company within the meaning of the Investment Company Act.

Election of Trustees

In the event we are required to hold an election of Trustees, our Declaration of Trust provides that our Trustees will be elected by a plurality of votes cast by shareholders entitled to vote in such election at a meeting at which a quorum is present.

Number of Trustees; Vacancies; Removal

Our Declaration of Trust provides that the number of Trustees will be determined by a written instrument signed by a majority of the Board of Trustees then in office. However, the number of Trustees may never be less than two nor more than fifteen. Except as may be provided by the Board of Trustees in setting the terms of any class or series of shares, any and all vacancies on the Board of Trustees may be filled only by a written instrument signed by a majority of the Trustees then in office.

Our Declaration of Trust provides that a Trustee may be removed only for cause, as defined in our Declaration of Trust, and then only by action taken by a majority of the remaining Trustees (or in the case of the removal of an Independent Trustee, a majority of the remaining Independent Trustees), followed by a vote of the holders of at least fifty-one percent (51%) of the shares then entitled to vote in an election of such Trustee.

Delaware Trustee

We have appointed Wilmington Trust, National Association, a third party unaffiliated with the Investment Adviser, to serve as our sole Trustee in the State of Delaware (the “Delaware Trustee”). The Delaware Trustee does not constitute a “Trustee” as such term is used in our Declaration of Trust. The rights and obligations of the Delaware Trustee are governed by the provisions of the DSTA and by our Declaration of Trust. Under our Declaration of Trust, the Delaware Trustee’s duties are limited to (i) accepting legal process served on the Company in Delaware and (ii) execution of any certificates required to be filed with the Delaware Secretary of State that the Delaware Trustee is required to execute under Section 3811 of the DSTA. The Delaware Trustee does not participate in any decisions relating to, or possess any authority independently to manage or control, the business and affairs of the Company
.
Under our Declaration of Trust, the Company will indemnify the Delaware Trustee and any of its officers, directors, employees and agents (each, a “Delaware Trustee indemnitee”) against any liabilities and expenses to the extent such liabilities and expenses are with respect to the performance of any duties of the Delaware Trustee contemplated by our Declaration of Trust, the creation, operation or termination of the Company or the transactions

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contemplated by our Declaration of Trust, except for any such liabilities and expenses that are a result of the bad faith, willful misconduct, gross negligence or reckless disregard for its duties by such Delaware Trustee indemnitee. Under our Declaration of Trust, to the fullest extent permitted by law, expenses to be incurred by a Delaware Trustee indemnitee will be advanced by or on behalf of the Company if certain conditions are satisfied.

Action by Shareholders

Shareholders have only the voting rights as required by the Investment Company Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not be required to hold annual meetings of shareholders. Special meetings of shareholders may be called at any time by the Board of Trustees or the Chief Executive Officer. Special meetings will be limited to the purposes for any such special meeting set forth in the Company’s notice thereof. In addition, shareholders may request the Board of Trustees to call a vote of shareholders to act on a matter on which such shareholders are entitled to vote, subject to certain procedural requirements set forth in the Declaration of Trust, including, among others, that the request of shareholders is signed by shareholders of record as of the applicable record date holding in the aggregate at least fifty-one percent (51%) of the outstanding shares or class or series of shares having voting rights on such matter. Upon receipt of such shareholder request and subject to such shareholder’s compliance with the applicable procedural requirements set forth in the Declaration of Trust, the Board of Trustees will call a vote of shareholders to act on such matters set forth in such request, which may be taken, subject to the sole discretion of the Board of Trustees, either at a special meeting of shareholders or by solicitation of written consent of shareholders. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

Under our Declaration of Trust, nominations of persons for election to the Board of Trustees at a special meeting may be made only (1) pursuant to our notice of the meeting or (2) by the Board of Trustees.

Amendment of the Declaration of Trust; No Approval by Shareholders

The Trustees may, without shareholder vote, amend or otherwise supplement the Declaration of Trust by making an amendment thereto or executing an amended and restated Declaration of Trust. Shareholders shall only have the right to vote on any amendment: (i) which would affect their right to vote granted in the Declaration of Trust; (ii) to the amendment provision of the Declaration of Trust; (iii) that would adversely affect the powers, preferences or special rights of the Shares as determined by the Board of Trustees in good faith; and (iv) submitted to them by the Trustees. In addition, the Board of Trustees shall have the authority to amend the Declaration of Trust, in its sole discretion, without a shareholder vote in connection with a Liquidity Event without regard to (i), (ii) and (iii) above, including without limitation, to classify the Board, to implement annual meetings of shareholders, to impose advance notice provisions for Trustee nominations or for shareholder proposals, to require super-majority approval for certain types of transactions or otherwise add or eliminate provisions that may be deemed adverse to shareholders. Such provisions, if adopted, could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise, and are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Trustees. We believe that the benefits of these provisions could outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees for adoption.

Merger, Division, Conversion, Sale or Other Disposition of Assets

The Board of Trustees may, without the approval of holders of our outstanding Shares, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets. The Board of Trustees also may, without the approval of holders of our outstanding Shares, cause and approve a merger, division, conversion or other reorganization of the Company. The Board of Trustees may also cause the sale of all or substantially all of our assets without shareholder approval. Shareholders are not entitled to dissenters’ or appraisal rights or similar rights under the Declaration of Trust or applicable Delaware law in the event of a merger, division, conversion or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event. Notwithstanding the foregoing, shareholders will be given an opportunity to vote on such a transaction if required by the Investment Company Act or, if after an Exchange Listing, the applicable stock exchange rules.

Derivative Actions

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No person, other than a Trustee, who is not a holder of Shares shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. Except for claims asserted under the U.S. federal securities laws including, without limitation, the Investment Company Act, no shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.

In addition to the requirements set forth in Section 3816 of the DSTA, a holder or holders of Shares may bring a derivative action on behalf of the Company only if the following conditions are met: (i) such shareholder or shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed; and a demand on the Board of Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of Board of Trustees who are not “Independent Trustees” (as that term is defined in the DSTA); and (ii) unless a demand is not required under clause (i) above, the Board of Trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board of Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by such shareholder or shareholders making such request to reimburse the Company for the expense of any such advisors in the event that the Board of Trustees determine not to bring such action. For purposes of this paragraph, the Board of Trustees may designate a committee of one or more Trustees to consider a shareholder demand.

No Appraisal Rights

Our Declaration of Trust provides that our shares shall not entitle the holder to appraisal rights (except as specified by our Trustees when creating the shares, as may be the case in creating Preferred Shares).

Exclusive Delaware Jurisdiction

Our Declaration of Trust provides that, to the fullest extent permitted by law, including Section 3804(e) of the DSTA, any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the DSTA or the Declaration of Trust shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses
Our Declaration of Trust provides that, to the maximum extent permitted by Delaware law in effect from time to time, no Trustee or officer of the Company will be subject in such capacity to any personal liability whatsoever to any person, save only liability to the Company or its shareholders arising from bad faith, willful misconduct, gross negligence or reckless disregard for his or her duty to such person.

Our Declaration of Trust further provides that, to the maximum extent permitted by Delaware law in effect from time to time, the Company will indemnify each person who at any time serves as a Trustee or officer of the Company (each, an “indemnitee”) against any liabilities and expenses in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he or she may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while acting in any capacity set forth in our Declaration of Trust by reason of his or her having acted in any such capacity, except with respect to any matter as to which he or she shall not have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company or, in the case of any criminal proceeding, as to which he or she shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified against any liability to any person or any expense of such indemnitee arising by reason of, willful misconduct, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her position.

Under our Declaration of Trust, we will make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought under our Declaration of Trust if certain conditions are satisfied. However, any such indemnification or payment or reimbursement of expenses will be subject to the applicable requirements of the Investment Company Act.

So long as we are regulated under the Investment Company Act, the above limitation of liability and indemnification is limited by the Investment Company Act or by any valid rule, regulation or order of the SEC thereunder. The Investment Company Act provides, among other things, that a company may not indemnify any Trustee or officer against liability to it or its security holders to which he or she might otherwise be subject by

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reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

Conflict with Law or Regulation

Our Declaration of Trust provides that, if and to the extent that any provision of our Declaration of Trust conflicts with any provision of the Investment Company Act, the regulated investment company provisions of the Code or other applicable laws and regulations, the applicable provision of the Investment Company Act, the Code and other applicable laws and regulations, as applicable, will control. Our Bylaws provide the same with respect to provisions of our Bylaws.

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